FORM 15

        Certification and Notice of Termination of Registration under
                   Section 12(g) of the Securities Exchange
 Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d)
                                    of the
                        Securities Exchange Act of 1934.

                                         Commission File Number      000-19397

                      PIPER MORTGAGE ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                             222 South Ninth Street
                               Piper Jaffray Tower
                              Minneapolis, MN 55402
                                 (612) 342-6000
  (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)

                              Mortgage-Backed Bonds
            (Title of each class of securities covered by this Form)


                                      NONE
 (Titles of all other classes of securities for which a duty to file reports under sction 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)           [  ]         Rule 12h-3(b)(1)(ii) [X]
    Rule 12g-4(a)(1)(ii)          [  ]         Rule 12h-3(b)(2)(i) [  ]
    Rule 12g-4(a)(2)(i)           [  ]         Rule 12g-4(a)(2)(ii)  [  ]
    Rule 12h-3(b)(2)(ii)          [  ]         Rule 12h-3(b)(1)(i)   [X]
    Rule 15d-6                    [  ]

      Approximate  number of holders of record as of the certificate or notice
date:      1

      Pursuant to the requirements of the Securities Exchange Act of 1934 PIPER MORTGAGE ACCEPTANCE CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 30, 1997                BY    /s/Brian J. Ranallo
                                          Brian J. Ranallo, President